EXHIBIT 77J

Reclassification  of  Capital   Accounts:    The
Prudential Equity Income Fund. accounts for  and
reports  for  distributions to  shareholders  in
accordance   with  the  American  Institute   of
Certified   Public  Accountants'  Statement   of
Position  93-2:  Determination, Disclosure,  and
Financial  Statement  Presentation  of   Income,
Capital    Gains,   and   Return   of    Capital
Distributions  by  Investment  Companies.    The
effect   of  applying  this  statement  was   to
decrease  accumulated  net  realized  gains   on
investments   and   increase   net    unrealized
appreciation  on investments by  $192,220.   Net
investment income, net realized gains and net assets were not affected by this change.